Exhibit 10.03

Comerica Bank	Phelps Dodge Tower 1 North Central Ave., Suite 1000 Phoenix, AZ 85004-4469 602 417-1100 Fax: 602 261-7881
May 14, 2007
PROLINK HOLDINGS CORP.
PROLINK SOLUTIONS, LLC
410 S. Benson Lane
Chandler, Arizona 85224
Attention: Michael S. Browne
Dear Mr. Browne:
Reference is made to that certain Loan and Security Agreement dated October 23, 2006 (the “Agreement”) among PROLINK HOLDINGS CORP., a Delaware corporation and PROLINK SOLUTIONS, LLC, a Delaware limited liability company (collectively, “Borrower”) and COMERICA BANK (“Lender”). Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Agreement.
You have requested that Lender waive Borrower’s violation of (i) the minimum Cash Flow Coverage Ratio covenant, (ii) the minimum net worth covenant and (iii) the maximum Leverage Ratio referenced in Sections 6.15(a), (b) and (c) respectively of the Agreement for the financial reporting period ending March 31, 2007. Lender is willing to waive such financial covenant violations, subject to the terms and conditions herein.
Lender hereby waives Borrower’s compliance with (i) the minimum Cash Flow Coverage Ratio covenant, (ii) the minimum net worth covenant and (iii) the maximum Leverage Ratio referenced in Sections 6.15(a), (b) and (c) respectively of the Agreement (the “Waived Covenants”), for the financial reporting period ending March 31, 2007. Except for the Waived Covenants, as specifically provided herein, Lender does not waive any other existing Event of Default or any Event of Default hereafter occurring after the date hereof pursuant to the Loan Documents, or become obligated to waive any condition or obligation in any agreement between or among any of the parties hereto. This waiver is specific as to content and times, and other than the Waived Covenants, this waiver does not waive any other rights or remedies that Lender may have pursuant to any agreement or law as a result of any other violations past, present, or future of any agreement between the Borrowers and Lender, and Lender reserves all rights, powers and remedies available to it. The Borrower hereby acknowledges that Lender has made no agreement or commitment to further waive any of the Waived Covenants beyond the reporting period referenced above and upon any future violation of one or more of the Waived Covenants, Lender shall have the immediate and unconditional right to exercise its rights and remedies under the Loan Documents.

Prolink Holdings Corp.
Prolink Solutions, LLC
May 14, 2007

Before the obligations of Lender contained in this letter become binding on Lender, all of the following conditions shall have been satisfied on or before May 14, 2007:
1. Acknowledgment Copy of Letter. Lender shall have received an acknowledged copy of this letter executed by Borrower via facsimile or e-mail.
2. Covenant Waiver Fee. Lender shall have received a fee in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) in consideration of the waiver contained herein.
3. Reimbursement of Lender’s Costs and Expenses. Lender shall have received all of the internal and external costs and expenses incurred by Lender in connection with this letter (including, without limitation, outside attorneys’ fees).
Sincerely,

Matthew E. James
Commercial Banking Officer
Acknowledgment and Agreement by PROLINK HOLDINGS CORP. and PROLINK SOLUTIONS, LLC
The foregoing letter agreement is hereby acknowledged and agreed to by the undersigned:
PROLINK HOLDINGS CORP., a Delaware corporation

By:

Name:	Michael S. Browne
Title:	Chief Financial Officer
PROLINK SOLUTIONS, LLC, a Delaware limited liability company

By:

Name:	Michael S. Browne
Title:	Chief Financial Officer